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Exhibit 4.1

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION

        Matthew P. Wagner and Lynn M. Hopkins hereby certify that:

        1.    They are the duly elected President and Chief Executive Officer and Chief Financial Officer of First Community Bancorp, a California corporation.

        2.    The first paragraph of Article FOURTH of the Articles of Incorporation of this corporation is amended to read as follows:

        "(a) The corporation is authorized to issue two classes of shares: Common and Preferred. The number of shares of Common Stock authorized to be issued is 30,000,000 and the number of shares of Preferred Stock authorized to be issued is 5,000,000."

        3.    The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors.

        4.    The foregoing amendment of the Articles of Incorporation has been duly approved by the holder of all of the outstanding shares entitled to vote thereon in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of each class entitled to vote with respect to the foregoing is 11,456,831. The number of shares voting in favor of the amendment exceeded the vote required, which required vote was more than 50%.

        The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: September 6, 2002
/s/ MATTHEW P. WAGNER
	Name:	Matthew P. Wagner
	Title:	President and Chief Executive Officer

/s/ LYNN M. HOPKINS
	Name:	Lynn M. Hopkins
	Title:	Chief Financial Officer

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  Exhibit 4.1